Exhibit 10.w

UNIFORM TERMS AND CONDITIONS APPLICABLE TO

RESTRICTED STOCK GRANTS (EMPLOYEE) UNDER

THE MTS SYSTEMS CORPORATION 2006 STOCK INCENTIVE PLAN

Pursuant to the authority set forth in Section 5 of the MTS Systems Corporation 2006 Stock Incentive Plan (the “Plan”) the Board of Directors adopts the following terms and conditions, in accordance with the terms of the Plan, to apply to any and all awards of Restricted Stock granted under the Plan to employees (the “Recipient”):

1.

The terms and conditions set forth below govern the issuance to the respective Recipient of the number of shares of the Company’s Common Stock, $.25 par value per share (the “Shares”) set forth in a separate Notice of Grant of Restricted Stock (the “Notice”). This document and the Notice constitute the Restricted Stock Agreement. Until lapse of the restriction period described herein and in the Notice (the “Restriction Period”), Recipient shall not sell, transfer, pledge or otherwise encumber any of the Shares, whether voluntarily, involuntarily or by operation of law. Any purported transfer, pledge or encumbrance shall be void and unenforceable against the Company, and no purported transferee shall acquire any right or interest with respect to the Shares as a result.

2.

The restrictions described in Section 1 above and in this Agreement shall commence on the date hereof and shall lapse and be of no further force and effect on the dates set forth in the Notice, or upon earlier lapse as set forth herein and as otherwise determined by the Committee; provided that the Recipient is employed by MTS or its subsidiaries on the date on which the restrictions lapse. Except as provided in the Notice or as set forth herein, all Shares for which the Restriction Period has not lapsed shall be forfeited to the Company, without payment therefore, if during the Restriction Period the Recipient ceases to be employed for any reason.

3.

Notwithstanding Section 2 all restrictions on Shares for which the Restriction Period has not earlier lapsed in accordance with Section 2 and the Notice shall immediately lapse upon the occurrence of a Change in Control (as defined in the Plan) provided that the terms of the agreements effectuating the Change in Control do not provide for the assumption or substitution of the Shares.

4.

The certificate or certificates representing the Shares, together with stock powers or other instruments of transfer appropriately endorsed in blank by the Recipient, will be held on deposit with the Company until the Restriction Period shall have lapsed with respect to such Shares pursuant to Section 2 above. If the Shares are maintained in uncertificated form, the Company shall denote such Shares as being subject to restrictions as set forth above as part of the book entry of the Shares on the Company’s stock records. After the Restriction Period lapses, the Company shall promptly cause the certificate or certificates for the Shares and the stock powers relating thereto, to be delivered to the Recipient, or shall mark its records that the Recipient is the owner of Shares.

5.	While any Shares are subject to the restrictions during the Restriction Period, the certificate representing such Shares shall contain a legend substantially in the following form:

“The transferability of this certificate and the Shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the MTS Systems Corporation 2006 Stock Incentive Plan (“Plan”) and an Agreement (consisting of the Notice and the separate Uniform Terms and Conditions Applicable to Restricted Stock Grants) governing the grant of Restricted Stock. Copies of such Plan and Agreement are on file in the offices of MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, MN 55344.”

6.

The Recipient shall not be entitled, directly or by proxy, to exercise the right to vote the Shares for which the Restriction Period has not lapsed on any matters that come before the shareholders of the Company. Any dividends or other distributions, whether in the form of cash, other property or additional shares, payable with respect to the Shares for which the Restriction Period has not lapsed as of the record date for payment of such dividends shall not be paid to the Recipient, but shall be forfeited and returned to the Company.

7.

The Company may make an equitable adjustment in the number of Shares for which the Restriction Period has not lapsed in the event of any change in the capital structure of the Company, including but not limited to reorganization or stock splits, but excluding any change resulting from a dividend payment. Any additional Shares issued to the Recipient as a result of any of the foregoing events shall continue to be subject to the terms set forth herein to the same extent as the Shares giving rise to the right to receive such additional shares.

8.

The Recipient may elect by written notice to the Company to satisfy part or all of any withholding tax requirements associated with the lapse of restriction on the Shares by: (a) authorizing the Company to retain from the number of Shares that would otherwise be deliverable to the Recipient; or (b) delivering to the Company from Shares already owned by the Recipient that number of Shares having an aggregate Fair Market Value equal to part or all of the tax payable by the Recipient under this Section 8, and in the event Shares are withheld or delivered, the amount withheld shall not exceed the statutory minimum required federal, state FICA and other payroll taxes.

9.

Any “affiliate” (as defined in Rule 144 under the Securities Exchange Act) shall resell any Shares acquired under the Plan (including as set forth in Section 13 below) only in accordance with the applicable requirements of the Company’s Insider Trading Policy, as amended from time to time, Rule 144 and any other applicable requirements of the Securities Exchange Act.

10.

If any Recipient is on a Company-approved leave of absence for any reason, other than a leave that qualifies as a military leave, and does not return to employment with the Company within 30 days of the 6-month anniversary of the start of the leave of absence, the Recipient will incur a termination of employment for purposes of the Plan as of the 6-month anniversary of the start of the leave of absence, or with respect to a military leave, the last date that the Recipient is entitled to reinstatement to employment. The Human Resources department of the Company is hereby delegated the authority to approve all such leaves of absence and to enter into such agreements for purposes of the Plan.

11.

Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement or understanding of any kind or nature that the Company or its subsidiaries to retain the services of the Recipient, and this Agreement shall not affect in any way the right of the Company, its subsidiaries or the Recipient to terminate the employee at any time or for any reason in accordance with the procedures governing such termination, without any liability or claim under the Plan or this Agreement. The grant of Restricted Stock hereunder shall not be considered to be part of the Recipient’s wages or salary for purposes of any severance or similar pay or be part of any claim for damages arising out of any action for wrongful termination or otherwise.

12.

If Recipient engages in Conduct Detrimental to the Company (as defined in section 5(b) of the Severance Agreement) at any time specified in that Section 5 of the Severance Agreement, Recipient shall disgorge and return to the Company, upon demand and without any payment or other consideration from the Company, that number of Shares on which restrictions lapsed after the date on which the Company establishes, by a preponderance of the evidence, the Recipient first engaged in Conduct Detrimental to the Company, less the net effect of any taxes paid by the Recipient (taking into account the initial taxes paid and the tax effect of the disgorgement), or if the Recipient does not then own that number of shares, the amount of the cash proceeds received by the Recipient from his most recent sale of a like number of the shares, less the net tax effect as stated above. Recipient understands and agrees that the return of Shares and the disgorgement of any proceeds received by the Recipient is in addition to and separate from any other relief available to the Company under the terms of this Agreement. Recipient agrees that the Company may recover any disgorgement required under this Section 12 by right of offset against any amounts due and owing by the Company to the Recipient, including but not limited to the Severance Benefit under the Severance Agreement, to the maximum extent permitted by law

13.

The Company may, in its sole discretion, repurchase for cash or other immediately available funds all or any portion of any Shares issued under the Plan, provided, however, that this right to repurchase shall not be exercised with respect to any Shares until such Shares have been held by the Recipient for a period of six months and one day after the date of exercise and such repurchase otherwise complies with Section 9 above. The repurchase price shall be the then Fair Market Value of the Shares, provided, however, that no payment shall be required with respect to any Shares to which Section 12 above applies. The Committee hereby delegates to the Chief Executive Officer the authority and discretion to exercise this right of repurchase with respect to Shares held by persons other than the executive officers of the Company.

Except to the extent specifically provided in this Agreement, this grant shall be subject to and governed by the terms and conditions of the Plan, which shall be incorporated as though fully set forth herein. The foregoing terms and conditions shall remain in effect until further modified by action of the Board of Directors or the Compensation Committee thereof, either in the form of a modification of these terms and conditions or by a written term or condition set forth in any individual grant approved by the Board or the Compensation Committee subsequent to the date of adoption of these terms and conditions, provided that no change shall adversely affect any accrued right of the Recipient without the Recipient’s written consent.